EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ARKANSAS BEST CORPORATION
CEO ROBERT A. DAVIDSON TO RETIRE;
JUDY R. MCREYNOLDS NAMED HIS SUCCESSOR
     (Fort Smith, Arkansas, October 21, 2009) — Robert A. Davidson, current President and Chief Executive Officer of Arkansas Best Corporation (Nasdaq: ABFS) has announced his retirement from the company effective on December 31, 2009. Mr. Davidson is also resigning from the Arkansas Best Corporation Board of Directors, effective on December 31, 2009. Judy R. McReynolds, current Senior Vice President, Chief Financial Officer and Treasurer will become Arkansas Best’s President and Chief Executive Officer on January 1, 2010. In addition, Ms. McReynolds was named to the Arkansas Best Corporation Board of Directors, effective January 1, 2010.
     Mr. Davidson, who will turn 62 years old later this year, has served as the President and Chief Executive Officer of Arkansas Best Corporation since February 2006. He was named to the Arkansas Best Corporation Board of Directors in December 2004. During his career, Mr. Davidson served the company in various areas including as ABF’s Vice President of Pricing from 1982 until early 2003 and as ABF’s Vice President of Marketing from 1997 until early 2003, when he was named President of ABF Freight System, Inc.
     “Throughout Bob Davidson’s nearly 38 years with our company, he has been instrumental in helping to successfully guide Arkansas Best and ABF through dramatic changes in our company and in the trucking industry,” said Robert A. Young III, Arkansas Best Chairman. “Following the 1980 deregulation of the trucking industry, Bob was the perfect person to establish ABF’s new Pricing Department and to develop and implement ABF’s account pricing philosophies that have been major contributors to the success and survival of ABF. During his time leading ABF’s Marketing initiative, Bob was instrumental in establishing ABF’s award-winning position as the most innovative, customer-centric carrier in the LTL industry. ABF’s reputation for providing a high level of service and significant value in the marketplace is built on the foundation that Bob Davidson has helped establish over the years. We will miss his leadership and guidance and regret his decision to take an early retirement. His service to our company is greatly appreciated,” said Mr. Young.

     Judy R. McReynolds, who is 47 years old, has served in her current position since February 1, 2006. Prior to that she was Arkansas Best’s Vice President, Controller, beginning in January 2000. Ms. McReynolds joined Arkansas Best in 1997 after several years in public accounting and two years at another publicly-held transportation company.
     “As a result of her nearly twenty years of service to the transportation industry, Judy McReynolds is highly qualified to guide Arkansas Best Corporation. I am pleased to know that our employees, customers and shareholders will be benefitting from her vision and judgment,” said Robert A. Davidson, Arkansas Best President and Chief Executive Officer. “During her time at our company, Judy has displayed a combination of intelligence, integrity and energy. She exhibits the steady leadership that was established by our founder, Robert A. Young Jr. and that continues today through our Chairman, Robert A. Young III. In her role as Chief Financial Officer, Judy has worked closely with me in developing the strategic initiatives that will allow Arkansas Best to grow and prosper for many years to come. We all can look forward to a bright future for our company under her leadership.”
     Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company. ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923. ABF provides transportation of less-than-truckload (“LTL”) general commodities throughout North America. More information is available at arkbest.com and abf.com.
Contact:	Mr. David Humphrey, Director of Investor Relations Telephone: (479) 785-6200
END OF RELEASE